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                                              BANK PLUS CORPORATION

                        COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED FIXED CHARGES
                                          AND PREFERRED STOCK DIVIDENDS

                                                                     For the year ended December 31,
                                                       ----------------------------------------------------------
                                                          2000        1999        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (Dollars in thousands)
 Earnings (loss) from continuing operations
      before income taxes ..........................   $  31,518   $  34,797   $  12,864   $   7,721   $ (10,525)
 Add:
      Interest on deposits .........................     103,191     113,156     145,020     126,717     120,265
      Interest on borrowings .......................       6,465      30,817      64,185      47,292      32,358
        One-third of rents .........................         982       1,064       1,122         870         990
                                                       ----------  ----------  ----------  ----------  ----------
          Earnings as adjusted (A) .................   $ 142,156   $ 179,834   $ 223,191   $ 182,600   $ 143,088
                                                       ==========  ==========  ==========  ==========  ==========

 Earnings as adjusted ..............................   $ 142,156   $ 179,834   $ 223,191   $ 182,600   $ 143,088
 Less:
      Interest on deposits .........................     103,191     113,156     145,020     126,717     120,265
                                                       ----------  ----------  ----------  ----------  ----------
          Adjusted earnings (loss) excluding
              interest on deposits (B) .............   $  38,965   $  66,678   $  78,171   $  55,883   $  22,823
                                                       ==========  ==========  ==========  ==========  ==========

 Fixed Charges:
      Interest on deposits .........................   $ 103,191   $ 113,156   $ 145,020   $ 126,717   $ 120,265
      Interest on borrowings .......................       6,465      30,817      64,185      47,292      32,358
      One-third of rents ...........................         982       1,064       1,122         870         990
      Dividends on preferred stock of
          subsidiary ...............................          48          48          48       7,302      10,707
                                                       ----------  ----------  ----------  ----------  ----------
      Fixed charges (C) ............................   $ 110,686   $ 145,085   $ 210,375   $ 182,181   $ 164,320
                                                       ==========  ==========  ==========  ==========  ==========

      Fixed charges excluding interest
          on deposits (D) ..........................   $   7,495   $  31,929   $  65,355   $  55,464   $  44,055
                                                       ==========  ==========  ==========  ==========  ==========

 Ratio of earnings to fixed charges (A) / (C) ......        1.28        1.24        1.06        1.00        0.87
                                                       ==========  ==========  ==========  ==========  ==========
 Ratio of earnings (loss) to fixed charges excluding
      interest on depostits (B) / (D) ..............        5.20        2.09        1.20        1.01        0.52
                                                       ==========  ==========  ==========  ==========  ==========
 Amount of coverage deficiency .....................         N/A         N/A         N/A         N/A   $ (21,232)
                                                       ==========  ==========  ==========  ==========  ==========
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